Exhibit 99.1

KULR Secures Exclusive Global License for NASA’s Battery
Safety Technology to Service World’s Largest OEM Customers

SAN DIEGO / GLOBENEWSWIRE / January 17, 2024 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a global leader in sustainable energy management, today announced the execution of the exclusive worldwide license agreement for NASA’s large format Fractional Thermal Runaway Calorimeter (“FTRC”). The small format FTRC is NASA’s 2023 Invention of the Year, a technology vitally important in analyzing lithium-ion cell thermal runaway characterization and which was co-invented by NASA alumnus and KULR’s Chief Technology Officer, Dr. William Walker. FTRC testing is a critical testing protocol in order for battery pack manufacturers and their OEM customers to deliver their customers the safest, high-capacity batteries. Without conducting these complex testing protocols, battery pack manufacturers and OEMs are not able to get as complete a picture as to how safe their batteries are.

KULR is now the only entity in the world providing comprehensive fractional thermal runaway calorimetry testing services for every cell type, regardless of capacity or format. This breakthrough win firmly establishes KULR as the de facto industry standard battery testing and design services provider in the world to the largest OEM customers across all industries.

Sole access to this all-important thermal runaway data decisively positions KULR as a crucial strategic partner for OEM customers requiring state-of-the-art battery safety design, testing, storage, and recycling throughout any part or all of the battery’s life cycle. According to Straits Research, the global battery testing equipment market was valued at USD 11.2 billion in 2021 and is anticipated to reach USD 16.5 billion by 2030.

With an exclusive license to NASA’s entire FTRC technology suite, KULR is already serving:

•	A top global automaker for next generation EV battery safety and testing solutions;
•	One of the world’s largest private space exploration companies for enhanced battery safety solutions;
•	A top-5 American electric truck manufacturer to design and develop safer next-gen batteries;
•	A top-5 global manufacturer in the electric vertical take-off and landing sector for safe battery testing solutions
•	Testing lithium-ion cells in battery packs designed for the Artemis Space Program;
•	And many other customers across all battery chemistries including silicon anode, solid state, nickel manganese cobalt (NMC), and lithium iron phosphate (LFP).

“Maximizing the benefits of lithium-ion technology means that operation of safe battery assemblies using large format cells is a necessity in industry,” stated Dr. William Walker, Chief Technology Officer of KULR Technology Group, Inc. “We find cells of these sizes primarily in vehicles and in grid storage applications. NASA also utilizes large format lithium-ion cells for energy storage on the International Space Station. Unfortunately, utilization of these cells can be difficult due to the immense amount of energy and gases that are released during a thermal runaway event. These challenges are further compounded when trying to satisfy stringent safety requirements now being levied at regulators across the globe. As a result, this positions the FTRC, regardless of cell capacity or format, as a core and necessary tool for designing safe battery systems.”

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

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